Exhibit No. 5

Kenneth P. Carroll

Senior Vice President and General Counsel*

United Retail Group, Inc.

365 West Passaic Street

Rochelle Park, New Jersey 07662

(201) 909-2200

Telecopier: (201) 909-2103

Email: kcarroll@unitedretail.com

December 22, 2006

Board of Directors

United Retail Group, Inc.

365 West Passaic Street

Rochelle Park, NJ 07662

Re:	Registration Statement on Form S-8

Gentlemen:

In connection with the 2006 Equity-Based Compensation and Performance Incentive Plan (“2006 Plan”), I have acted as counsel in connection with the registration under the Securities Act of 1933 of:

(i)          Units, each consisting of a share of Common Stock, $.001 par value, of United Retail Group, Inc., a Delaware corporation (the “Company”), and the right to purchase one one-hundredth of a share of the Company’s Preferred Stock, $.001 par value (collectively referred to as a “share of Common Stock”), as follows:

a.	236,500 Units issuable under the 2006 Plan;
b.	40,000 additional Units issuable under outstanding 2006 Plan stock options;
c.	outstanding stock appreciation rights to be settled in stock, the exercise of which is related to 233,500 Units; and
d.	175,000 outstanding Units, the transfer of which is restricted by the 2006 Plan; and

(ii)	685,000 Stock Appreciation Rights to be settled in cash (“Cash SAR’s”).

______
*limited license in New Jersey as in-house counsel

Board of Directors

December 22, 2006

I have reviewed and examined:

a.         the Amended and Restated Certificate of Incorporation of the Company;

b.	the Restated By-laws of the Company;
c.	the Certificate of Designation, Preferences and Rights of the Company’s Series A Junior Participating Preferred Stock;
d.	the text of the 2006 Plan;
e.	minutes of certain meetings of the Compensation Committee, Board of Directors and stockholders of the Company; and
f.	such matters as I have deemed relevant in order to form my opinion.

I have made such examination of the law as I consider necessary to enable me to express the following opinions.

Based on the foregoing, I am of the opinion that:

a.            shares of Common Stock to be issued in the future in accordance with the provisions of the 2006 Plan have been duly authorized and will be legally and validly issued, fully paid, and nonassessable ;

b.           the outstanding shares issued under the 2006 Plan subject to restrictions on transfer during a vesting period have been duly authorized and are legally and validly issued, fully paid and nonassessable; and

c.          the Cash SAR’s and the amounts payable thereunder have been duly authorized.

No opinion is hereby expressed as to the application of state securities or “Blue Sky” laws.

I am not a member of the bar of Delaware.

I consent to the filing of this letter as an exhibit to the registration statement filed on Form S-8 with respect to the shares described above (the “Registration Statement”).

I consent to the references to my name and my beneficial ownership of Common Stock under the caption “Validity of Common Stock” in the prospectus included in the Registration Statement and under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours, /s/ KENNETH P. CARROLL Kenneth P. Carroll

KPC:jmt